Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

YRC WORLDWIDE INC.

FIRST: The name of the Corporation is YRC Worldwide Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, postal code 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

FOURTH: The total authorized capital stock of the Corporation is as follows: 10,005,000,000 shares, of which 5,000,000 shares shall be Preferred Stock, $1.00 par value (“Preferred Stock”) and 10,000,000,000 shares shall be Common Stock, $0.01 par value (“Common Stock”).

(a) Shares of the Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the board of directors of the Corporation (the “Board of Directors”) may determine. All shares of any one series shall be of equal rank and identical in all respects.

(b) Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the issuance of any series of Preferred Stock, which shall in each case be specified in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, the designation of such series and the powers, preferences and rights of the shares of such series, and the qualification, limitations or restrictions thereof, including the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series and the time of payment thereof, whether dividends shall be cumulative, and if so, the date or dates which any cumulative dividends shall commence to accrue, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of merger, acquisition, voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series;

(8) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

(9) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of Delaware.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(c) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Voting Power (as hereinafter defined), without a separate class vote of the holders of the Preferred Stock as permitted by Section 242(b)(2) of the DGCL.

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(d) Each holder of a share of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law, this Certificate of Incorporation or any Preferred Stock Designation, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or any Preferred Stock Designation or pursuant to the DGCL.

(e) Pursuant to the authority conferred by this ARTICLE FOURTH, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibits A and B attached hereto and incorporated herein by reference:

Exhibit A:	Certificate of Designations of Series A Voting Preferred Stock of YRC Worldwide Inc.

Exhibit B:	Certificate of Designations, Preferences, Powers and Rights of Series B Convertible Preferred Stock of YRC Worldwide Inc.

FIFTH: The business and affairs of the Corporation shall be managed by the Board of directors initially consisting of nine persons until changed as provided in the next sentence. The precise number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively pursuant to a resolution adopted by the majority of the Whole Board. For purposes of this Certificate of Incorporation, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies. The directors need not be elected by ballot unless required by the Bylaws of the Corporation.

The Board of Directors shall be elected annually at the annual meeting of stockholders and the members of the Board of Directors so elected shall serve one-year terms to expire at the following annual meeting of stockholders. Each director shall hold office for the term for which he is elected or appointed and until his successor shall be elected and qualified or until his death, or until he shall resign.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any or all of the directors may be removed from office at any time, with or without cause, by the

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affirmative vote of holders of a majority of the Voting Power. For purposes of this Certificate of Incorporation, “Voting Power” shall refer to the voting power of: (i) all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; and (ii) the Series A Noteholders and Series B Noteholders (in each case as hereinafter defined), in each case, only to the extent entitled to vote in accordance with ARTICLE ELEVENTH, voting together and with the stockholders specified in clause (i) above as a single class.

Notwithstanding any other provision contained herein, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate of Incorporation or any Preferred Stock Designation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws in the manner set forth in ARTICLE TWELFTH.

SEVENTH: The Corporation elects not to be governed by Section 203 of the DGCL.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or any Preferred Stock Designation, in the manner now or hereafter prescribed by law, and, except as set forth in ARTICLE THIRTEENTH, all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws of the Corporation, the Corporation shall not amend, alter, change or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, ARTICLE FOURTH, ARTICLE FIFTH, this ARTICLE EIGHTH or ARTICLE ELEVENTH, related to the express rights of the holders of Preferred Stock, the Series A Noteholders and/or the Series B Noteholders, as the case may be, without the prior approval of the holders affected by such amendment, alteration, change, repeal or adoption.

NINTH: The holders of a majority of the Voting Power entitled to vote on the matter for which such meeting is to be called, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business.

TENTH: Any action required or permitted to be taken by the stockholders of the Corporation at any duly called annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders having not less than the minimum Voting Power that would be necessary to authorize or take such action at a meeting at which all securities entitled to vote thereon were present and voted; provided, however, that no action by means of written consent of the stockholders may be effected unless the Board of Directors approves in advance of the taking of such action. Special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer of the Corporation, (iii) the President of the Corporation, or (iv) the Secretary

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of the Corporation upon written request of (y) the Board of Directors or (z) stockholders representing at least twenty-five percent (25%) of the Voting Power entitled to vote on the matter for which such meeting is to be called, upon not less than 10 nor more than 60 days’ written notice.

ELEVENTH: Notwithstanding any other provision of this Certificate of Incorporation, any Preferred Stock Designation or the Bylaws of the Corporation, (i) the holders (the “Series A Noteholders”) of those certain 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”) issued by the Corporation pursuant to that certain Indenture between the Corporation and U.S. Bank National Association, as Trustee, dated July 22, 2011, (the “Series A Indenture”) shall be entitled, for so long as any Series A Notes remain outstanding, and (ii) the holders (the “Series B Noteholders”) of those certain 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) issued by the Corporation pursuant to that certain Indenture between the Corporation and U.S. Bank National Association, as Trustee, dated July 22, 2011, (the “Series B Indenture”) shall be entitled, for so long as any Series B Notes remain outstanding, in each case, to vote on all matters on which holders of Common Stock generally are entitled to vote, voting together as a single class, on an As-Converted-to-Common Stock-Basis (as defined in the Series A Indenture or Series B Indenture, as applicable), as provided herein and as authorized by Section 221 of DGCL; provided, that such number of votes shall be limited to 0.1089 votes and 0.0594 votes for each such share of Common Stock on an As-Converted-to-Common Stock-Basis in respect of the Series A Notes and Series B Notes, respectively, in order to comply with NASDAQ Listing Rule 5640 and the policies promulgated thereunder unless compliance therewith has been waived by NASDAQ. For so long as any Series A Notes or Series B Notes, as the case may be, remain outstanding, the Corporation shall not take any action to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with this ARTICLE ELEVENTH except upon the affirmative vote of a majority of the outstanding principal amount of the Series A Notes and/or Series B Notes, as the case may be. For purposes of this Certificate of Incorporation and the Bylaws of the Corporation, “stockholders” shall be deemed to include the Series A Noteholders and/or the Series B Noteholders to the extent consistent with this ARTICLE ELEVENTH.

TWELFTH: The Bylaws of the Corporation may be amended or repealed, or new bylaws may be adopted (a) by the affirmative vote of holders of a majority of the Voting Power; provided that the notice of such meeting of stockholders whether regular or special, shall specify as one of the purposes thereof the making of such amendment or repeal; or (b) by the affirmative vote of a majority of the Whole Board at any regular or special meeting or the unanimous written consent of all members of the Board of Directors.

THIRTEENTH: A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in

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addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

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Exhibit A

Certificate of Designations of Series A Voting Preferred Stock of YRC Worldwide Inc.

CERTIFICATE OF DESIGNATIONS

OF

SERIES A VOTING PREFERRED STOCK

OF

YRC WORLDWIDE INC.

(Pursuant to Section 151 of the General

Corporation Law of the State of Delaware)

YRC WORLDWIDE INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), which authorizes the issuance, by the Corporation, in one or more series of up to 5,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted the following resolutions on July 19, 2011:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby creates a new series of Preferred Stock of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences thereof, and the limitations thereof, as follows:

1. Designation. The designation of the series of Preferred Stock authorized by this resolution shall be Series A Voting Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), consisting of one (1) share.

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2. Dividends. The holder of the share of Series A Preferred Stock shall not be entitled to the payment of any dividends or distributions.

3. Liquidation. In the event of any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of the Series A Preferred Stock shall be entitled to receive an amount in cash equal to $1.00.

4. Redemption. The Series A Preferred Stock shall not be redeemable except as set forth in this Article 4.

(a) Unless a later date or event is otherwise approved by the Board, the share of Series A Preferred Stock shall be automatically redeemed by the Corporation out of funds legally available therefor at a redemption price of $1.00 with no further action required on the part of the holder of the Series A Preferred Stock upon the earliest of any of the following to occur:

(i) the Collective Bargaining Agreement expires or terminates and YRC Inc., USF Holland, Inc. and New Penn Motor Express, Inc. are not signatories to any other agreement with the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) of the International Brotherhood of Teamsters (“IBT”) that permits TNFINC to elect two directors to the Board of Directors;

(ii) IBT ceases to be recognized by YRC Inc., USF Holland, Inc. or New Penn Motor Express, Inc. or under the National Labor Relations Act as the authorized bargaining representative of such companies’ employees; or

(iii) any transfer or purported transfer of the Series A Preferred Stock.

5. Conversion. The Series A Preferred Stock is not convertible into any other security of the Corporation.

6. Voting Rights.

(a) The Series A Preferred Stock shall be entitled to vote with all voting securities of the Corporation on all matters submitted to the holders of voting securities for vote. The Series A Preferred Stock also shall be entitled to receive notice of any meeting of the holders of the voting securities in accordance with the Certificate of Incorporation and Bylaws of the Corporation. Other than with respect to the election of directors as set forth below, for purposes of the voting rights set forth in this Section 6, the holder of Series A Preferred Stock shall be entitled to cast one vote per share.

(b) So long as the share of the Series A Preferred Stock remains outstanding and none of the conditions set forth in Section 4(a) above has occurred, the holder of the share of

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Series A Preferred Stock shall be entitled to elect two (2) directors (the “Series A Directors”) to the Board, each of whom shall be, to be eligible and qualified for election as a Series A Director, an Independent Director at the time of his election.

(c) To be eligible and qualified to serve as a Series A Director during his term of office as a Series A Director, each Series A Director shall continue to be an Independent Director. If, at any time, any Series A Director ceases to be an Independent Director, such Series A Director shall immediately resign from the Board or be removed by the holder of the Series A Preferred Stock. Any or all Series A Directors may be removed from the Board at any time, with or without cause, by the holder of the Series A Preferred Stock.

(d) Vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of a Series A Director may be filled solely by the affirmative vote of holders of the Series A Preferred Stock and not by the remaining Series A Director, if any.

(e) The term of office of each Series A Director shall terminate on the earlier of: (i) the date on which no shares of Series A Preferred Stock are outstanding, or the share of Series A Preferred Stock is subject to automatic redemption pursuant to Section 4(a) (whether or not redeemed) for any reason (at which time such Series A Directors shall automatically no longer be directors on the Board and shall not be entitled to receive notice of Board meetings, to attend or vote at Board meetings or be considered members of the Board for any purpose including for determining whether a quorum of directors is present at a meeting of the directors); (ii) the death, resignation, retirement, disqualification or removal of such Series A Director; or (iii) the due election and qualification of a successor to such Series A Director.

7. Committee Rights. For so long as the holder of Series A Preferred Stock has the right to elect the Series A Directors as provided for herein, the holder of the Series A Preferred Stock shall have the right to appoint one (1) Series A Director to serve on each of the governance, audit, finance and compensation committees of the Board so long as such committees exist; provided, however, that such Series A Director satisfies the qualifications set forth in Section 5.5 of the Bylaws. Each director of the Corporation that serves on a Board committee shall be subject to the corporate governance provisions in Article V of the Bylaws. Notwithstanding the foregoing, for so long as the share of Series A Preferred Stock remains outstanding, the Company may not amend Article V of the Bylaws in any manner adverse to the holder of the Series A Preferred Stock without such holder’s consent.

8. Transfer Rights. Neither the Series A Preferred Stock nor any rights, powers, preferences or privileges thereunder shall be transferrable, in whole or in part.

9. Certain Definitions.

As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

“Board of Directors” has the meaning set forth in the introductory paragraph of this Certificate of Designations.

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“Bylaws” means the Amended and Restated Bylaws of the Corporation as first adopted by the Board of Directors after the effective date of this Certificate of Designations.

“Collective Bargaining Agreement” means the 2008-2013 National Master Freight Agreement and its applicable supplemental agreements, as the same have been amended by the IBT Agreement and extended through March 31, 2015 and may be amended from time to time.

“Common Stock” means the common stock of the Corporation, par value $0.01 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“IBT Agreement” means the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies and related Term Sheet / Proposal dated as of September 24, 2010.

“Independent Director” means a person other than a former or current officer, director, employee or member of IBT.

10. No Other Rights. The shares of Series A Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation or as may be provided by law.

[The Remainder of this Page Intentionally Left Blank]

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Exhibit B

Certificate of Designations, Preferences, Powers and Rights of Series B Convertible Preferred

Stock of YRC Worldwide Inc.

CERTIFICATE OF DESIGNATIONS, PREFERENCES, POWERS

AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

YRC WORLDWIDE INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), YRC WORLDWIDE INC., a Delaware corporation (the “Corporation”), certifies that, pursuant to the authority conferred upon its Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors on July 19, 2011 adopted the following resolution creating a series of Preferred Stock:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of ARTICLE FOURTH of the Certificate of Incorporation, as amended, of the Corporation, and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors hereby creates and provides for the issue of a series of Preferred Stock, with an initial stated value of $44.3793 per share, of the Corporation to be known and designated as Series B Convertible Preferred Stock, and that the designation and number of shares, and the relative rights, powers, preferences, and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Corporation, as amended, that are applicable to Preferred Stock generally) shall be as follows:

A. Certain Definitions. When used in this Certificate of Designations, the following terms shall have the meanings specified:

“Accrued Dividends” has the meaning set forth in Section D.

“As-Converted-to-Common-Stock-Basis” gives effect immediately prior to the applicable record date to the conversion of the Convertible Preferred Stock and Accrued Dividends thereon into Common Stock in accordance with Section H (and subject to the terms and conditions contained therein) as if the Merger had become effective.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board” means the board of directors of the Corporation.

“Bylaws” means the Corporation’s bylaws, as may be amended from time to time.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) Common Stock, Preferred Stock or other equity interests issued by the Corporation, any Subsidiary of the Corporation or any other Person, as applicable.

“Certificate of Incorporation” means the Corporation’s certificate of incorporation, as it may be amended from time to time.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share.

“Conversion Price” has the meaning set forth in Section H.1.

“Convertible Preferred Stock” has the meaning set forth in Section B.

“Credit Agreement” means that certain credit agreement, dated as of August 17, 2007, by and among the Corporation, the Canadian Borrower (as defined therein), the financial institutions listed on the signature pages thereto, as lenders, and JPMorgan Chase Bank, National Association, as administrative agent (as amended from time to time).

“Credit Agreement Claims” means those certain claims by the Lenders with respect to outstanding indebtedness of the Corporation owed to such Lenders under the Credit Agreement.

“Dividend Accrual Date” has the meaning set forth in Section D.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer” means the exchange offer by the Corporation, registered on a Form S-1 initially filed with the SEC on May 17, 2011, to exchange the Credit Agreement Claims (in part) for Convertible Preferred Stock, which in the aggregate would represent approximately 72.5% of the issued and outstanding Common Stock (on an as-if converted basis) immediately after giving effect to such Exchange Offer.

“Issue Date” means the date on which any shares of the Convertible Preferred Stock are first issued.

“Junior Securities” has the meaning set forth in Section C.

“Lenders” has the meaning set forth in the Credit Agreement.

“Liquidation Amount” has the meaning set forth in Section G.1.

“Liquidation Event” has the meaning set forth in Section G.1.

“Liquidation Preference” shall mean $44.3793 per share, as adjusted for the addition of any compounding dividends or accruals pursuant to Section D .

“Merger” means a merger of the Corporation with and into its wholly owned Subsidiary (“Merger Sub”) in accordance with the terms of that certain Agreement and Plan of Merger, to be entered into between the Corporation and Merger Sub (including the annexes, schedules and exhibits, the “Merger Agreement”).

“Parity Securities” means any class or series, or any shares of any class or series, of Capital Stock of the Corporation (other than the Convertible Preferred Stock) that ranks equally with the Convertible Preferred Stock with respect to priority of dividend rights and rights on liquidation, winding up and dissolution of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or other entity.

“Preferred Stock” means the Corporation’s class of authorized Preferred Stock, $1.00 par value per share.

“SEC” means the U.S. Securities and Exchange Commission.

“Stockholders’ Approval” means a vote of the holders of Capital Stock of the Corporation approving the Merger Agreement pursuant to the DGCL and the Certificate of Incorporation.

“Subsidiary” of the Corporation means:

1. any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation (or a combination thereof); and

2. any partnership (i) the sole general partner or the managing general partner of which is the Corporation or a Subsidiary of the Corporation or (ii) the only general partners of which are the Corporation or one or more Subsidiaries of the Corporation (or any combination thereof).

“Voting Stock” as of any date means the Capital Stock of the Corporation that is at the time entitled to vote in the election of the Board.

B. Designation and Amount. The shares of the series of Preferred Stock designated hereby shall be designated as “Series B Convertible Preferred Stock” (the “Convertible Preferred Stock”), and the number of shares constituting such series shall be FOUR MILLION NINE HUNDRED NINETY-NINE THOUSAND NINE HUNDRED AND NINETY-NINE (4,999,999). Such number of shares may be decreased by resolution of the Board of Directors as provided in the Certificate of Incorporation; provided that no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than that of the shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation exercisable for or convertible into the Convertible Preferred Stock. Shares of the Convertible Preferred Stock shall be issued in certificated form in restricted accounts at the Corporation or its transfer agent and registered in the holders’ respective names.

C. Ranking. The Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, rank senior to the Common Stock and all other classes and series, and all shares of all other classes and series, of Capital Stock of the Corporation now authorized, issued or outstanding (collectively with the Common Stock, “Junior Securities”).

D. Dividends. Subject to Section E below, the holders of shares of Convertible Preferred Stock, in preference to the holders of any Junior Securities other than Common Stock, shall be entitled to receive mandatory cash dividends on an As-Converted-to-Common-Stock-Basis in an amount equal to the cash dividends declared by the Board on the Common Stock out of funds of the Corporation legally available therefor, but only as, when, and if so declared. The Convertible Preferred Stock will not accrue dividends until and unless the date on which the holders of Capital Stock of the Corporation do not approve the Merger at the first meeting of stockholders upon which such matter is submitted for a vote after the date hereof or otherwise on the 60th day following the closing of the Exchange Offer if the Merger has not been consummated by such date (the “Dividend Accrual Date”). Beginning on and following such Dividend Accrual Date and ending on the date upon which the Merger becomes effective, the Convertible Preferred Stock shall accrue cumulative dividends on its Liquidation Preference at an annual rate of 20%, which shall be added to the Liquidation Preference of such Convertible Preferred Stock on the last day of each calendar quarter (i.e., March 31, June 30, September 30 and December 31) (all dividends on Convertible Preferred Stock described in this Section D declared or accrued but remaining unpaid and which have not been added to the Liquidation Preference pursuant to this Section D being referred to herein as “Accrued Dividends”). All dividend accruals pursuant to this Section D shall be based on a 365-day year. Any Accrued Dividends shall not bear interest. Accrued but unpaid dividends may be declared and paid at any time.

E. Voting Rights.

1. Generally. Except as may be otherwise expressly provided in the Certificate of Incorporation or as expressly required by the DGCL, the holders of the Convertible Preferred Stock shall vote together as a single class with the shares of the Common Stock and not as a separate class, on an As-Converted-to-Common-Stock-Basis, at any annual or special meeting of stockholders of the Corporation and each holder of shares of Convertible Preferred Stock shall be entitled to such number of votes as they would receive on an As-Converted-to-Common-Stock-Basis on the record date for such vote; provided, that, such number of votes shall be limited to 0.1145 votes for each such share of Common Stock on an As-Converted-to-Common Stock Basis in order to comply with NASDAQ Listing Rule 5640 and the policies promulgated thereunder unless compliance therewith has been waived by NASDAQ or the Corporation has received a waiver of any comparable requirement of any other exchange on which it is listed.

2. Certain Matters. So long as any shares of Convertible Preferred Stock shall be outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least a majority of the shares of the Convertible Preferred Stock then outstanding, the Corporation shall not (except with respect to the Stockholders’ Approval and the Merger): (i) amend, alter, change or repeal the Certificate of Incorporation, or waive any provisions thereof, in a manner that would materially and adversely affect the rights, preferences or powers of the holders of Convertible Preferred Stock and no amendment, alteration or repeal shall be made that has a disproportionate adverse effect on any holder of Convertible Preferred Stock in a manner different than other holders of Convertible Preferred Stock; (ii) amend, alter, change or repeal the rights, preferences or powers of Convertible Preferred Stock; (iii) declare, pay, or set apart for payment, any dividends or any other distributions of any sort by the Corporation, in each case prior to the date on which the Stockholders’ Approval is received, in respect of any Junior Securities or any Parity Securities; (iv) purchase, redeem or otherwise acquire or retire for value, in each case prior to the date on which the Stockholders’ Approval is received, any Parity Securities, Junior Securities, or any Capital Stock of any wholly-owned Subsidiary of the Corporation, or any securities exercisable or exchangeable for any of the foregoing, other than in connection with the surrender by employees of the Corporation of portions of equity awards to satisfy tax withholding obligations; provided that the foregoing limitations shall not apply to redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Securities by the Corporation in connection with the provisions of any employee benefit plan or other equity agreement with the employees, officers and directors of the Corporation; or (v) authorize, create, increase the authorized amount of, reclassify into, in each case prior to the date on which the Stockholders’ Approval is received, Parity Securities, or any class or series, or any shares of any class or series, of Capital Stock of the Corporation ranking senior in priority to the Convertible Preferred Stock with respect to the right to dividends or preference on liquidation (including additional shares of Preferred Stock) or issue any debt securities convertible into Capital Stock.

F. Reacquired Shares. Any shares of Convertible Preferred Stock redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their retirement (and compliance with any applicable provisions of the laws of the State of Delaware) become authorized but unissued shares of Preferred Stock and may be redesignated and reissued as part of any other series of Preferred Stock, subject to the conditions or restrictions on authorizing, or creating, or issuing any class or series, or any shares of any class or series, set forth in Section E.2.

G. Liquidation, Dissolution, or Winding Up.

1. Priority. In the event of any liquidation, dissolution, or winding up of the Corporation (a “Liquidation Event”), whether voluntary or involuntary, no holders of Junior Securities shall receive, by reason of their ownership thereof, any payment or distribution of any of the assets of the Corporation until the holders of the shares of Convertible Preferred Stock then outstanding, by reason of their ownership thereof, shall have first received an amount in cash per share of Convertible Preferred Stock equal to the greater of (i) 100% of the Liquidation Preference thereof (as adjusted for changes in the Convertible Preferred Stock by stock split, stock dividend, stock combination, or the like occurring after the Issue Date), plus an amount in cash equal to all Accrued Dividends through the date of the effectiveness of the Liquidation Event, and (ii) the amount such holder of Convertible Preferred Stock would receive as a holder of Common Stock on an As-Converted-to-Common-Stock-Basis; provided that following the date of the receipt of the Stockholders’ Approval, shares of Convertible Preferred Stock that remain outstanding shall only be entitled to receive the amount such holder would receive as a holder of Common Stock on an As-Converted-to-Common-Stock-Basis (in each case, such amount being referred to herein as the “Liquidation Amount”). If, upon the occurrence of any Liquidation Event, the assets and funds of the Corporation available to be distributed among the holders of the Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Amount, then the holders of Junior Securities shall not receive, by reason of their ownership thereof, any payment or distribution of any of the assets of the Corporation, and the holders of all such shares of Convertible Preferred Stock shall share ratably in any distribution of assets of the Corporation in accordance with the amounts that would be payable on any such distribution if the Liquidation Amount were to be paid in full.

2. Excluded Events. For purposes of this Section G, none of the voluntary sale, conveyance, exchange and transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all of the property or assets of the Corporation, and no consolidation or merger of the Corporation with any one or more other corporations, shall be deemed to be a Liquidation Event unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

H. Conversion.

1. Automatic. Immediately upon the effectiveness of the Merger and the filing of the Certificate of Merger with the Secretary of the State of Delaware (the “Effective Date”), each share of Convertible Preferred Stock shall automatically be converted into a number of fully paid and non-assessable shares of Common Stock equal to the quotient obtained by dividing (i) (a) the Liquidation Preference, plus (b) the amount of Accrued Dividends, by (ii) the Conversion Price. The initial “Conversion Price” for the Convertible Preferred Stock shall be $0.1191 per share, as such price is adjusted in accordance with Sections H.3 through H.7. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

2. Mechanics of Conversion. Upon the occurrence of the event specified in Section H.1 above, the outstanding shares of Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares. Upon the occurrence of such automatic conversion of the Convertible Preferred Stock, the Corporation will make entries in the share registry of the Corporation or any transfer agent for the Convertible Preferred Stock in the holders’ respective names for the number of whole shares of Common Stock into which the shares of Convertible Preferred Stock surrendered and Accrued Dividends thereon were convertible on the date on which such automatic conversion occurred, with fractional shares of Common Stock (after aggregating all Convertible Preferred Stock and Accrued Dividends thereon being converted on such date) rounded down to whole shares of Common Stock.

3. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issue Date effect a subdivision or like transaction of the outstanding Common Stock without a corresponding subdivision of the Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock into a smaller number of shares or like transaction without a corresponding combination of the Convertible Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section H.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4. Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Issue Date makes a dividend payment or other distribution payable in additional shares of Common Stock without provision for a like dividend on shares of Convertible Preferred Stock based on the Conversion Price, then the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

5. Adjustment for Other Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Issue Date makes a dividend payment or other distribution payable to all holders (or in the case of clause (ii) below, substantially all holders) of Common Stock in (i) rights, warrants or options to subscribe for or purchase shares of Common Stock at a price per share less than fair market value, or (ii) shares of Capital Stock (other than Common Stock), evidences of indebtedness or other assets or property without, in each case, provision for a like dividend or distribution on, or like opportunity to subscribe by holders of, shares of Convertible Preferred Stock based on the Conversion Price, then the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the fair market value, as reasonably determined by the Board, of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the fair market value, as reasonably determined by the Board, of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the fair market value, as reasonably determined by the board, of the rights, warrants, options, shares, evidences or other assets set forth in this Section H.5 in payment of such dividend or distribution.

6. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Issue Date, the Common Stock issuable upon the conversion of the Convertible Preferred Stock and Accrued Dividends thereon is changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, in each case as provided for elsewhere in this Section H ), in any such event the Convertible Preferred Stock and Accrued Dividends thereon shall automatically convert into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change on an As-Converted-to-Common-Stock-Basis, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

7. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Issue Date, there is a capital reorganization of the Common Stock (other than a Liquidation Event or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section H), as a part of such capital reorganization, provision shall be made so that the holders of the Convertible Preferred Stock shall receive on an As-Converted-to-Common-Stock-Basis the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock would have been entitled in such event, subject to adjustment as provided herein with respect to such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section H with respect to the rights of the holders of Convertible Preferred Stock after the capital reorganization to the end that the provisions of this Section H (including adjustment of the Conversion Price then in effect) shall be applicable after that event and be as nearly equivalent as practicable.

I. Notices. All notices or communications in respect of the Convertible Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first-class mail, postage prepaid, to any holder of the Convertible Preferred Stock at such holder’s last address appearing on the books of the Corporation, or if given in such other manner, as may be permitted by the terms hereof, in the Certificate of Incorporation or Bylaws or by applicable law.

J. Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Convertible Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, Bylaws or the DGCL.

K. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent, if any, for the Convertible Preferred Stock may deem and treat the record holder of any share of Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

L. Effectiveness. This Certificate of Designations shall be effective upon the filing of the same with the Secretary of State of Delaware.

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